PEOPLES BANCORP INC. – P.O. BOX 738 MARIETTA, OH 45750 www.peoplesbancorp.com
NEWS RELEASE

FOR IMMEDIATE RELEASE                                                                                                    Contact:  Mark F. Bradley
June 8, 2007                                                                                                                    President and Chief Executive Officer(740) 373-3155

CHARLES R. HUNSAKER TO RETIRE AS
GENERAL COUNSEL OF PEOPLES BANCORP INC.
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Rhonda L. Mears to be promoted to General Counsel

MARIETTA, Ohio– Peoples Bancorp Inc. announced today that on July 1, 2007, Charles R. Hunsaker will retire from the company in his role as Senior Vice President and General Counsel of Peoples Bancorp Inc. and its banking subsidiary, Peoples Bank.
“Charlie has been a valuable contributor to our success and we wish him well in retirement,” said Mark F. Bradley, President and Chief Executive Officer of Peoples Bancorp and Peoples Bank.  “Not only has Charlie been the leader of our legal processes for the better part of two decades, he led the company in the mid-1990’s to enable Peoples Bank to be the first bank in Ohio to be licensed as an insurance agency.”
Hunsaker joined Peoples Bank in 1979 as a trust officer and soon thereafter was appointed General Counsel of the company.  In his 28 years with Peoples Bancorp and affiliates, he handled the many legal responsibilities of a publicly traded company, including Peoples Bancorp’s initial listing on Nasdaq in 1993 and the company’s issuance of $37 million of common stock in 2002.  Hunsaker also serves as a board member of Peoples Insurance Agency, Inc.
“We will miss his legal and financial experience,” continued Bradley.  “In between his volunteer efforts in our community, Charlie plans to continue to work with us on a part-time basis in a consulting role to allow for a smooth transition in our legal area.”
Hunsaker has served in leadership roles of several community boards including EVE, Inc., the Mid-Ohio Valley Fellowship Home, the O’Neill Senior Center of Washington County and the Marietta Bantam League. Charlie has also been actively involved with The Good Shepherd Episcopal Church in Parkersburg, West Virginia, where he has served as member of the Vestry, Stewardship Chairperson and Treasurer.  He is also the Treasurer of The Diocese of the Episcopal Church of West Virginia.
Effective July 1, 2007, Rhonda L. Mears will be promoted to Vice President and General Counsel of Peoples Bancorp Inc. and Peoples Bank.  Mears joined Peoples Bancorp in 2003 and most recently has served as Associate Counsel and Corporate Secretary.  She is a member of the American, Ohio, West Virginia, Columbus, and Washington County Bar. Mears is licensed to practice law in both West Virginia and Ohio, and in the US District Court for the Southern District of West Virginia. Rhonda is also a member of the Association of Corporate Counsel and the Society of Corporate Secretaries and Governance Professionals.  Her community service includes being an Ohio Banking Commissioner and treasurer of EVE, Inc.  Mears will also continue to serve Peoples Bancorp Inc. as Corporate Secretary.
Peoples Bancorp Inc., a diversified financial products and services company with $1.9 billion in assets, makes available a complete line of banking, investment, insurance, and trust solutions through 50 offices in Ohio, West Virginia, and Kentucky.  Peoples Bancorp’s financial service units are Peoples Bank, Peoples Financial Advisors and Peoples Insurance Agency, Inc., which includes the Barengo and Putnam Insurance divisions.  Peoples Bancorp’s common shares are traded on the NASDAQ Global Select Market under the symbol “PEBO” and Peoples Bancorp is a member of the Russell 3000 index of US publicly traded companies.  Learn more about Peoples Bancorp at www.peoplesbancorp.com.

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